Exhibit 99.1

DISH enters retail wireless market with close of Boost Mobile, advances build of the nation’s first standalone 5G network

●	Completes $1.4 billion purchase of Boost Mobile

●	Revives Boost’s iconic “$hrink-It!” offer — the longer you stay, the less you pay

●	Connects new Boost customers to the new T-Mobile network

●	Continues vendor selection for build of nation’s first standalone 5G network

ENGLEWOOD, Colo., July 1, 2020 — DISH announced today that it has completed its $1.4 billion acquisition of Boost Mobile. With this purchase, DISH officially enters the retail wireless market, serving more than nine million customers.

“Today, we are proud to welcome hundreds of employees, thousands of independent retailers, and millions of customers to the DISH family,” said Erik Carlson, president and CEO, DISH. “This marks an important milestone in DISH’s evolution as a connectivity company. It positions us well as we continue to build out the first virtualized, standalone 5G network in America.”

Boost Mobile’s new upgraded network and plans offer more flexibility, choice and performance in wireless

The company will continue to utilize the Boost brand and today unveiled the new Boost logo. John Swieringa, who serves as group president, retail wireless and COO, DISH, will lead Boost Mobile.

“Boost is uniquely positioned to disrupt this industry. Our passionate team, from employees to retail associates to local business owners, is ready to compete,” said John Swieringa. “We’ll bring new, exciting products and offers to customers that better meet their needs and fit their budgets. Starting tomorrow, Boost will launch the first of our new offers with the revival of $hrink-It! — rewarding customers with ‘the longer you stay, the less you pay.’”

Boost’s new $hrink-It! plan, which starts at $45 for 15GB, reduces customers’ monthly rates by $5 after three on-time payments, and by an additional $5 after six total on-time payments. Boost previously offered a popular shrinking payments plan, which was available to new Boost Mobile customers until July 2014.

In addition to the revival of the $hrink-It! plan, Boost will offer a $35 10GB plan that includes unlimited talk and text. Consumers may sign up for either plan with their existing compatible device or by purchasing a new device from Boost. Both plans will be available beginning tomorrow.

Boost has begun, and will continue, to activate customers with a compatible device onto the new T-Mobile network, where customers will receive a stronger signal, faster speeds and more coverage.

For a current list of Boost offers, visit https://www.boostmobile.com/plans.

To learn more about the New Upgraded Network, visit https://www.boostmobile.com/about/expanded-network.html.

Agreements position DISH to serve customers immediately and advance build of 5G network

In July 2019, DISH announced a series of agreements the company reached with the DOJ and FCC as part of the merger between Sprint and T-Mobile. DISH will have access to the new T-Mobile network for seven years, including the ability to serve DISH customers between new T-Mobile's nationwide network and DISH's forthcoming standalone 5G network, a first-of-its-kind in the U.S.

“The FCC and DOJ have shown continued leadership in advancing the nation’s 5G wireless future, and thanks to their efforts, DISH is able to focus our resources on building the only 5G network in the U.S. based on Open RAN architecture, completely from the ground up,” said Carlson.

DISH continues to make progress on its 5G network deployment and recently announced the selection of Fujitsu for radio units and Altiostar and Mavenir for cloud-native, Open RAN software.

About DISH

DISH Network Corporation is a connectivity company. Since 1980, it has served as a disruptive force, driving innovation and value on behalf of consumers. Through its subsidiaries, the company provides television entertainment and award-winning technology to millions of customers with its satellite DISH TV and streaming SLING TV services. In 2020, the company became a nationwide U.S. wireless carrier through the acquisition of Boost Mobile. DISH continues to innovate in wireless, building the nation’s first virtualized, standalone 5G broadband network. DISH Network Corporation (NASDAQ: DISH) is a Fortune 250 company.

For company information, visit about.dish.com

For more information on DISH TV, visit www.dish.com

For more information on SLING TV, visit news.sling.com

For more information on Boost, visit boostmobile.com

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Media Contact:

Karen Modlin

303-723-1850

Karen.Modlin@dish.com